Exhibit 10.3

Execution Version

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) dated and effective as of December 12, 2012 (“Effective Date”), is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and David D. Dunlap (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of April 28, 2010 (the “Employment Agreement”);

WHEREAS, the term of the Employment Agreement expires April 27, 2013, and the Employment Agreement contains a provision requiring mandatory reduction of benefits provided to the Executive in connection with a change of control in the event that such benefits trigger an excise tax under Internal Revenue Code Section 4999;

WHEREAS, the Company and the Executive have executed a new employment agreement that will become effective June 15, 2013, unless such agreement is terminated by the Company prior to such date, and upon effectiveness of the new agreement, the Employment Agreement will be terminated; and

WHEREAS, in order to ensure continuity of the employment relationship between the Executive and the Company pending the effectiveness of the new employment agreement, the Company and Executive desire to amend the Employment Agreement to (i) extend the term of the Employment Agreement to April 27, 2014, and (ii) replace the mandatory reduction of benefits in connection with a change of control with a provision providing for such a reduction of benefits if the net after-tax benefit of such reduction exceeds the net after-tax benefit if such reduction is not made (a “best-net” approach).

NOW THEREFORE, the Company and Executive agree as follows:

Section 1. Definitions. Initially capitalized terms used in this Amendment but not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

Section 2. Amendments. As of the Effective Date, the Employment Agreement is hereby amended as follows:

(a) Section 3(a) of the Employment Agreement is hereby deleted in its entirety and restated to read as follows:

“(a) Subject to the terms of this Agreement, Executive’s employment with the Company hereunder shall continue until April 27, 2014 (the “Term”).”

(b) Section 6(f) of the Employment Agreement is hereby deleted in its entirety and restated to read as follows:

“(f) Notwithstanding any other provisions of this Agreement, payments under this Agreement, together with any other payments made to Executive, that would be “excess parachute payments” under Code Section 280G may be reduced according to the terms and conditions set forth in Appendix A hereto.”

(c) Paragraph A of Appendix A to the Employment Agreement is hereby deleted in its entirety and restated to read as follows:

“Notwithstanding any contrary provision in this Agreement, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company or any of its subsidiaries to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (the “Total Payment”), would be subject, but for the application of this Paragraph A, to the excise tax imposed by Code Section 4999, or any successor provision thereto (the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G(b)(2), or any successor provision thereto, then

(A) if the After-Tax Payment Amount would be greater by reducing the amount of the Total Payment otherwise payable to Executive to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Total Payment would be subject to the Excise Tax, then the Total Payment shall be so reduced; and

(B) if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Total Payment.

As used in this Paragraph A, “After-Tax Payment Amount” means (i) the amount of the Total Payment, less (ii) the amount if federal income taxes payable with respect to the Total Payment calculated at the maximum marginal income tax rate for each year in which the Total Payment shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the Total Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Total Payment. For purposes of any reduction made under this Paragraph A, the portion of the Total Payment that shall be reduced shall be those that provide Executive the best economic benefits, and to the extent any individual components of the Total Payment are economically equivalent, each shall be reduced pro rata.”

Section 3. Extent of Amendments and References. Except as expressly set forth in this Amendment, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Employment Agreement are ratified and confirmed and shall remain in full force and effect. From and after the effectiveness of this Amendment, the terms “this Agreement,” “hereof,” “herein,” “hereunder” and terms of like import, when used herein or in the Employment Agreement shall, except where the context otherwise requires, refer to the Employment Agreement as amended by this Amendment.

Section 4. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

Section 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the date indicated above.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Terence E. Hall
Terence E. Hall
Chairman of the Board

EXECUTIVE

/s/ David D. Dunlap
David D. Dunlap